Exhibit 99.1

Press Release

For Immediate Release

Contacts:

Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com Paula Schwartz, 212-556-5224; E-mail: schwap@nytimes.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY REPORTS

2005 THIRD-QUARTER RESULTS

NEW YORK, October 19, 2005 – The New York Times Company announced today that 2005 third-quarter diluted earnings per share (EPS) were $.16, compared with $.33 in the 2004 third quarter, and net income was $23.1 million compared with $48.3 million in the third quarter of last year.  The Company only presents EPS on a generally accepted accounting principles (GAAP) basis.  This differs from the pro forma EPS provided by databases such as First Call and Reuters.

The 2005 third-quarter diluted EPS and net income include a pre-tax charge of $12.4 million ($7.5 million after tax or $.05 per share) for costs associated with staff reductions.

“While the advertising market remained challenging in the third quarter, our earnings were better than we expected as advertising revenue growth improved in late September,” said Janet L. Robinson, president and chief executive officer.  “This was particularly true at The New York Times Media Group, where advertising revenues rose 2.9 percent.

“Advertising revenues at the New England Media Group decreased 2.8 percent in the quarter compared with the same period last year, reflecting the continuing softness in the Boston economy.  Our Regional Media Group showed the strongest advertising revenue growth of our news media businesses, up 4.3 percent.  This is consistent with what we have seen throughout 2005 when newspapers in smaller markets have outperformed those in major metropolitan areas.

“Our News Media Group’s Internet properties recorded very robust advertising revenue growth in the quarter, up 30.5 percent.  To date in October, total advertising revenues for the News Media Group are growing at a rate similar to that for the month of September.

“We continue to be very pleased with About.com, which we acquired last March.  Its advertising revenues climbed an estimated 67 percent in the quarter.

“Revenues at our Broadcast Media Group decreased only 5.4 percent in the quarter, despite difficult comparisons to the same period last year when it benefited from more than $5.7 million in political and Olympic advertising.

“Costs – excluding those relating to staff reductions, About.com and stock-based compensation – rose 4.6 percent, mainly because of higher distribution and outside printing expense, increased compensation and higher promotional costs.

“While the quarter was a difficult one and advertising growth remains uneven, we believe that the steps we are taking to strengthen our businesses position us well.  Going forward, we will continue to develop innovative ways to reach our audiences and serve our advertisers in print, online and broadcast media.  At the same time, we will remain very disciplined in managing our costs.”

Third-Quarter Financial Results

All comparisons are for the third quarter of 2005 to the third quarter of 2004, unless otherwise noted.

Revenues

Total revenues rose 2.2 percent to $791.1 million compared with $773.8 million.  In March 2005, the Company acquired About.com, a leading online provider of consumer information.  Excluding About.com, total revenues increased 0.4 percent.

Advertising revenues grew 4.0 percent and, excluding About.com, increased 1.3 percent.  Circulation revenues, which are not affected by the About.com acquisition, decreased 1.2 percent.

Costs and Expenses

Total costs and expenses increased 8.2 percent to $746.0 million from $689.5 million.  Excluding those relating to staff reductions, About.com and stock-based compensation, total costs and expenses increased 4.6 percent.  The increase consists of:

•                  1.4 percent attributable to higher distribution and outside printing expense,

•                  1.2 percent attributable to higher wages and benefits,

•                  1.0 percent attributable to increased promotion expense and

•                  1.0 percent attributable to other expenses.

Newsprint expense rose 3.0 percent in the third quarter, with 5.4 percent of the increase resulting from higher prices, partially offset by a 2.4 percent decrease from lower consumption.

Total costs and expenses excluding staff reductions, About.com, stock-based compensation, raw materials and depreciation and amortization increased 5.2 percent.  Reconciliations to total costs and expenses excluding these items (non-GAAP financial measures) are included in the exhibits to this release.

The Company recorded stock-based compensation expense of $2.4 million ($1.9 million after tax or $.01 per share) in the third quarter compared with only $0.5 million ($0.3 million after tax or less than $.01 per share) in the third quarter last year.  The incremental cost this year is associated with the adoption of Statement of Financial Accounting Standards No. 123-R, which requires that the cost of stock-based awards be recognized in the financial statements.

Operating Profit

Operating profit decreased 46.5 percent to $45.1 million from $84.3 million, reflecting an increase in expenses (as discussed above) partially offset by modest growth in advertising revenues.

Business Segment Results

News Media Group

Total News Media Group revenues increased 0.7 percent to $743.6 million from $738.7 million.  Advertising revenues increased 1.7 percent, mainly due to growth in online revenues and higher print advertising rates, partially offset by lower print volume.  Circulation revenues decreased 1.2 percent, mainly due to a decrease in copies sold at The Boston Globe.

Operating profit for the News Media Group decreased to $45.3 million from $86.6 million, reflecting an increase in expenses as discussed above partially offset by modest growth in advertising revenues.

Broadcast Media Group

Broadcast Media Group revenues were $33.3 million, down 5.4 percent from $35.2 million, primarily because of lower levels of political and Olympic advertising.  Political advertising revenues were $0.3 million in the third quarter of this year compared with $3.9 million in the same quarter of last year.   In addition, the Broadcast Media Group also benefited from $1.8 million of advertising revenues related to the Olympics in the third quarter of last year.  Gains in automotive, entertainment and financial services advertising partially offset losses in political and Olympic advertising.

Operating profit decreased to $5.7 million from $8.5 million, mainly because of lower advertising revenues, higher wages and stock-based compensation.

About.com

About.com’s third-quarter revenues totaled $14.2 million and its operating profit was $3.8 million.  Depreciation and amortization expense amounted to $3.0 million in the third quarter.  The Company estimates that About.com’s advertising revenues increased approximately 67 percent in the third quarter compared with the third quarter last year, based on the Company’s records and the records of the prior owner.

For the full year of 2004, About.com’s revenues were approximately $36 million.  As the Company has said before, dilution from About.com is expected to be $.03 per share or less in 2005.  In 2006 the Company expects little or no dilution and in 2007 it expects that About.com will add to earnings.

Other Financial Data

Joint Ventures

Net income from joint ventures grew to $5.0 million from $1.7 million because of stronger performances at all of the properties in which the Company has equity interests.

Income Taxes

The Company’s effective income tax rate was 42.2 percent compared with 39.5 percent, primarily because of higher levels of state and local income taxes.  The effective income tax rate for the full year 2005 is expected to be 41.0 percent, which includes the tax effect related to the gain in connection with the sale of the Company’s current headquarters in the first quarter.  Excluding the tax effect, the tax rate for 2005 is expected to be 39.6 percent.

Interest Expense-net

Interest expense-net increased to $11.7 million from $10.1 million, mainly because of higher levels of debt outstanding and higher short-term interest rates.  This increase was partially offset by higher capitalized interest related to the construction of the Company’s new headquarters.

Shares

In the third quarter, the Company repurchased 0.4 million shares at a cost of $11.5 million.  Approximately $155 million remained at the end of the third quarter from the Company’s current share repurchase authorization.

Previously the Company had said that the amount of shares repurchased in 2005 would at least equal the number of shares issued for employee share plans.  Year to date, option exercises have been lower than anticipated.  In the first nine months of 2005, the Company repurchased 1.3 million shares, but issued only about 0.4 million shares, for a net decrease of 0.9 million shares outstanding.

Class A and Class B common shares outstanding at the end of the quarter totaled 145.1 million shares.

Cash and Total Debt

At the end of the third quarter, the Company’s cash and cash equivalents were approximately $37 million.  Total debt was approximately $1.3 billion, in line with the second quarter.

2005 Guidance

The guidance shown below includes the effect of the acquisitions and investment made in 2005.

Guidance for total capital expenditures as required by GAAP now includes those of the Company’s development partner in connection with its new headquarters.  Previously, our development partner’s capital expenditures were reported separately, and not included in our guidance.

The Company expects a total charge for a staff reduction program announced in September to be $35 to $45 million, which will be recorded over the next three quarters, beginning in the fourth quarter of 2005.  There have been no other changes in guidance since the Company last issued it on September 20.

In the fourth quarter, the Company plans to make a tax-deductible contribution to its qualified pension funds of $45 to $50 million.

Item	2005 Guidance
Total Company Advertising Revenue	Growth rate expected to be in the low-single digits
News Media Group Circulation Revenue	Expected to be flat to down slightly
Total Company Expenses Including Stock-based Compensation Expense Recorded on the Income Statement	Growth rate expected to be in the mid- to high-single digits (a)
Newsprint Cost Per Ton	Growth rate expected to be 9-11%
Stock-based Compensation Expense Recorded on the Income Statement	$28 to $34 million(b)
Depreciation & Amortization	$142 to $146 million
Total Capital Expenditures	$255 to $285 million(c)
Results From Joint Ventures	Income of $6 to $9 million
Interest Expense	$50 to $53 million
Dilution Attributable to About.com	$.03 or less per share
Tax Rate (d)	41.0%

(a)          Includes stock-based compensation expense of $28 to $34 million (or $.12 to $.16 per diluted share), and staff reduction charges related to programs announced in May and September.

(b)         Stock-based compensation expense for the first nine months of 2005 was approximately $16 million and we expect the fourth quarter expense to be $12 to $18 million.  Stock-based compensation expense in the fourth quarter will be higher than previous quarters because of accelerated expense for awards expected to be granted in December 2005 to retirement-eligible employees.

(c)          Includes capital expenditures of the Company ($85 to $100 million) and its development partner ($55 to $65 million) in connection with the new headquarters.

(d)         Includes the tax effect related to the pre-tax gain of $114.5 million ($62.8 million after tax or $.43 per share) in connection with the sale of the Company’s current headquarters in the first quarter.  Excluding the tax effect, the tax rate for 2005 is expected to be 39.6%.

Conference Call Information

The Company’s third-quarter earnings conference call will be held on Wednesday, October 19, at 11 a.m. E.T.  The live webcast will be accessible through the Investors section of the Company’s Web site, www.nytco.com, and other Web services, including CCBN’s Individual Investor Center and CCBN’s StreetEvents for institutional investors.

To access the conference call, dial 800-811-8824 (in the U.S.) and 913-981-4903 (international callers) at least 10 minutes prior to the scheduled start of the call.

A replay of the webcast will be available online at www.nytco.com beginning about two hours after the call.  The archive of the webcast will be available for 30 days.  A digital replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Thursday, October 20.  The access code is 6960943.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 26, 2004.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2004 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, eight network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com.  For the fifth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2005 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Exhibits:

Condensed Consolidated Statements of Income

Segment Information
News Media Group Revenues by Operating Segment

Footnotes

Non-GAAP Reconciliations

THE NEW YORK TIMES COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2005	2004	% Change	2005	2004	% Change
Revenues
Advertising	$518,224	$498,205	4.0%	$1,624,366	$1,578,743	2.9%
Circulation	217,872	220,539	-1.2%	655,971	660,938	-0.8%
Other (a)	54,987	55,086	-0.2%	161,398	160,024	0.9%
Total	791,083	773,830	2.2%	2,441,735	2,399,705	1.8%

Costs and expenses (b)	746,004	689,539	8.2%	2,204,988	2,074,495	6.3%

Gain on sale of assets (c)	—	—	N/A	122,946	—	N/A

Operating profit	45,079	84,291	-46.5%	359,693	325,210	10.6%

Net income from joint ventures	5,000	1,691	*	7,890	1,132	*

Interest expense - net	11,677	10,080	15.8%	37,769	30,753	22.8%

Other income (d)	1,250	4,073	-69.3%	3,750	6,573	-42.9%

Income before income taxes and minority interest	39,652	79,975	-50.4%	333,564	302,162	10.4%

Income taxes	16,738	31,620	-47.1%	138,506	119,397	16.0%

Minority interest in net loss/(income) of subsidiaries	167	(83)	*	(113)	(381)	-70.3%

Net Income	$23,081	$48,272	-52.2%	$194,945	$182,384	6.9%

Average Number of Common Shares Outstanding:
Basic	145,214	146,469	-0.9%	145,535	148,340	-1.9%
Diluted	145,602	147,964	-1.6%	146,077	150,405	-2.9%

Basic Earnings Per Share	$0.16	$0.33	-51.5%	$1.34	$1.23	8.9%

Diluted Earnings Per Share	$0.16	$0.33	-51.5%	$1.33	$1.21	9.9%

Dividends Per Share	$0.165	$0.155	6.5%	$0.485	$0.455	6.6%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

SEGMENT INFORMATION

Revenues, Operating Profit (Loss) and Depreciation & Amortization

are prepared in accordance with GAAP.

(Dollars in thousands)

	Third Quarter			Nine Months
	2005	2004	% Change	2005	2004	% Change
Revenues
News Media Group (e)	$743,631	$738,668	0.7%	$2,312,731	$2,295,573	0.7%
Broadcast Media Group (e)	33,280	35,162	-5.4%	101,781	104,132	-2.3%
About.com (f)	14,172	—	N/A	27,223	—	N/A
Total	$791,083	$773,830	2.2%	$2,441,735	$2,399,705	1.8%

Operating Profit (Loss)
News Media Group (e)	$45,269	$86,573	-47.7%	$243,814	$335,807	-27.4%
Broadcast Media Group (e)	5,692	8,505	-33.1%	18,908	24,357	-22.4%
About.com (f)	3,847	—	N/A	6,503	—	N/A
Corporate	(9,729)	(10,787)	-9.8%	(32,478)	(34,954)	-7.1%
Gain on Sale of Assets (c)	—	—	N/A	122,946	—	N/A
Total	$45,079	$84,291	-46.5%	$359,693	$325,210	10.6%

Depreciation & Amortization
News Media Group (e)	$29,658	$30,308	-2.1%	$88,682	$93,551	-5.2%
Broadcast Media Group (e)	2,074	1,944	6.7%	6,116	6,510	-6.1%
About.com (f)	3,040	—	N/A	6,167	—	N/A
Corporate (b)	1,823	2,151	-15.2%	5,279	6,520	-19.0%
Total	$36,595	$34,403	6.4%	$106,244	$106,581	-0.3%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT

Revenues are prepared in accordance with GAAP.

(Dollars in thousands)

	2005
	Third Quarter	% Change vs. 2004	Nine Months	% Change vs. 2004

The New York Times Media Group (e)
Advertising	$272,709	2.9%	$885,937	1.9%
Circulation	154,160	0.1%	461,258	0.4%
Other	39,035	-5.5%	114,694	-2.3%
Total	$465,904	1.2%	$1,461,889	1.1%

New England Media Group
Advertising	$111,181	-2.8%	$341,767	-2.6%
Circulation	42,942	-5.9%	129,088	-5.1%
Other	9,412	12.3%	27,444	3.6%
Total	$163,535	-2.9%	$498,299	-2.9%

Regional Media Group
Advertising	$88,074	4.3%	$270,847	5.6%
Circulation	20,770	-0.4%	65,625	0.4%
Other	5,348	17.1%	16,071	15.6%
Total	$114,192	3.9%	$352,543	5.0%

Total News Media Group (e)
Advertising	$471,964	1.7%	$1,498,551	1.5%
Circulation	217,872	-1.2%	655,971	-0.8%
Other (a)	53,795	-0.9%	158,209	0.3%
Total	$743,631	0.7%	$2,312,731	0.7%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

FOOTNOTES

(a)        Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b)        In the third quarter and first nine months of 2005, the Company recognized charges of $12.4 million and $22.3 million for costs associated with staff reductions.

Effective in the first quarter of 2005, the Company adopted Statement of Financial Accounting Standards No. 123-R (FAS 123-R), which requires that the cost of stock-based compensation be recognized in the financial statements.  Stock-based compensation expense, which includes the cost of stock options, shares issued under the Company’s Employee Stock Purchase Plan, restricted stock and other long-term awards, was $2.4 million and $15.6 million in the third quarter and first nine months of 2005.  The third quarter and first nine months of 2004 include $0.5 million and $3.2 million of stock-based compensation expense related to restricted stock and other long-term awards.

Beginning in the fiscal year 2005, restricted stock is being recorded as stock-based compensation expense.  For comparability, restricted stock in the prior year (recorded at Corporate), which had been reported as amortization expense, has been reclassified to conform with the 2005 presentation.  Restricted stock expense in 2004 was $0.8 million in the first quarter, $1.0 million in the second quarter, $1.0 million in the third quarter and $1.5 million in the fourth quarter.

(c)          In the first quarter of 2005, the Company recognized a $122.9 million pre-tax gain from the sale of assets.  The Company’s sale of its current headquarters building resulted in a total pre-tax gain of $143.9 million, of which $114.5 million was recognized in the first quarter.  The remainder of the gain is being deferred and amortized under GAAP and will offset the leaseback expense in connection with the sale.  Additionally, in the first quarter, the Company sold property in Sarasota, Fla., which resulted in a pre-tax gain of $8.4 million.

(d)          “Other income” in the Company’s Condensed Consolidated Statements of Income include the following items:

	Third Quarter		Nine Months
	2005	2004	2005	2004
Non-compete agreement	$1,250	$1,250	$3,750	$3,750
Advertising credit *	—	2,823	—	2,823

Other Income	$1,250	$4,073	$3,750	$6,573

* Related to credits for advertising issued by the Company, which were not used within the allotted time by the advertiser.

(e)   Beginning in fiscal 2005, the results of the Company’s two New York City radio stations, WQXR-FM and WQEW-AM, formerly part of the Broadcast Media Group, are included in the results of the News Media Group under The New York Times Media Group.

All periods in 2004 have been reclassified to conform with the 2005 presentation.  Historical information for 2004 and 2003 quarterly revenues, operating profit and depreciation and amortization, presented in this format, is available in the Investors section at www.nytco.com.

(f)    In March 2005, the Company purchased About, Inc., a leading online consumer information provider.

Reconciliation to Costs and Expenses Excluding Certain Items

Total costs and expenses include expenses related to the staff reductions, About.com and stock-based compensation.  Given that in 2004, there were no staff reductions or expenses related to About.com and stock-based compensation expense was lower (due to the adoption of FAS 123-R in 2005) the Company believes that excluding these items (a non-GAAP financial measure) provides a more meaningful 2005-to-2004 comparison.

Total costs and expenses also include depreciation and amortization and raw material costs.  The Company believes that excluding these items (a non-GAAP financial measure) provides a useful measure of manageable costs.

A reconciliation to costs and expenses excluding these items is below:

	Third Quarter
	2005	2004	% Change
Costs and Expenses	$746,004	$689,539	8.2%
Less:
Staff reduction expenses	12,371	—
About.com expenses	10,325	—
Stock-based compensation expense	2,399	472
Sub-total	720,909	689,067	4.6%
Less:
Depreciation & amortization *	33,555	34,403

Sub-total	687,354	654,664	5.0%
Less:
Raw materials	75,718	73,328
Total	$611,636	$581,336	5.2%

* Excludes depreciation & amortization for About.com, which is included in About.com expenses above.